NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2007 First Quarter Financial Results

Princeton, N.J.; May 1, 2007 — Medarex, Inc. (NASDAQ: MEDX) announced today its financial results for the three-month period ended March 31, 2007.

Including $152.1 million, or $1.22 per share representing Medarex’s gain from the February 2007 sale of approximately 2.5 million shares of Genmab A/S stock, Medarex’s net income for the quarter ended March 31, 2007 was $110.3 million, or $0.88 per share as compared to a net loss of $36.6 million, or ($0.33) per share for the first quarter of 2006. Also included in the 2007 results was $2.5 million, or ($0.02) per share of the net loss of Celldex Therapeutics, Inc. (a 60% owned subsidiary of Medarex) and a non-cash charge of $3.5 million, or ($0.03) per share for stock based compensation recorded in accordance with FAS 123(R). Excluding the impact of these items, Medarex’s net loss on a non-GAAP basis for the quarter ended March 31, 2007 was $35.9 million, or ($0.29) per share.

Total revenues for the quarter ended March 31, 2007 were $11.5 million as compared to $13.1 million for the first quarter of 2006. Research and development (R&D) expenses for the quarter ended March 31, 2007 increased by $1.1 million, from $45.9 million in the first quarter of 2006 to $47.0 million in 2007.  General and administrative expenses increased by $1.8 million for the quarter ended March 31, 2007, from $9.5 million in the first quarter of 2006 to $11.3 million in 2007.

Medarex ended March 2007 with approximately $458.5 million in cash, cash equivalents, marketable securities and segregated cash. Approximately $11.6 million of this balance relates to Celldex. In addition, the fair market value of Medarex’s equity interest in Genmab was approximately $290.6 million.

Non-GAAP Financial Measurements

This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non- GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “Non-GAAP Financial Measures”.

Medarex’s product development and business accomplishments during the first quarter of 2007 include the following:

•                  Adding approximately $152 million to our cash resources through the sale of approximately 2.5 million shares of Genmab A/S common stock, bringing Medarex’s equity ownership in Genmab to approximately 11%;

•                  Filing the IND for MDX-1401, a fully human anti-CD30 antibody enhanced for greater potency for the treatment of Hodgkin’s disease;

•                  Announcing the IND filing by Medarex’s licensing partner, ImClone Systems, for IMC-3G3, a fully human antibody for the treatment of cancer;

•                  Announcing the initiation of a Phase I clinical trial of MEDI-545, a fully human antibody targeting interferon-alpha for the treatment of psoriasis by Medarex’s partner, MedImmune, Inc.;

•                  Announcing encouraging follow-up data from the ongoing Phase I clinical trial in patients with prostate cancer treated with Medarex’s ipilimumab (also known as MDX-010) in combination with Cell Genesys’ GVAX immunotherapy for prostate cancer;

•                  Announcing therapeutic efficacy data in a new primate model of established inhalation anthrax infection with ValortimTM, a fully human monoclonal antibody product candidate being developed with PharmAthene, Inc. for the prevention and treatment of anthrax infection; and

•                  Collaborating with Compugen Ltd. to develop antibodies for the treatment of cancer and autoimmune diseases.

Upcoming clinical response and safety data of ipilimumab in melanoma and ipilimumab in combination with other treatment modalities for prostate cancer scheduled for presentation at the Annual Meeting of the American Society of Clinical Oncology (ASCO), being held in Chicago, IL on June 1-5, 2007, include:

•                  A poster discussion presentation on “The efficacy and safety of ipilimumab (MDX-010) in patients with unresectable stage III or stage IV malignant melanoma” (Abstract #8523) during the conference’s Melanoma session on Tuesday, June 5th  in location S103a/S504;

•                  A poster discussion presentation on the “Kinetics of response to ipilimumab (MDX-010) in patients with stage III/IV melanoma” (Abstract #8525) during the conference’s Melanoma session on Tuesday, June 5th  in location S103a/S504

•                  An oral presentation on “Combination immunotherapy with GM-CSF and CTLA-4 blockade for hormone refractory prostate cancer: balancing the expansion of activated effector and regulatory T cells” (Abstract #3001) during the conference’s Combinatorial Immunotherapies for Cancer session on Sunday, June 3rd in location E354b; and

•                  A poster presentation on the “Biochemical and immunologic correlates of clinical response in a combination trial of the GM-CSF-gene transduced allogeneic prostate cancer immunotherapy and ipilimumab in patients with metastatic hormone-refractory prostate cancer (HRPC)” (Abstract #5120) during the conference’s Genitourinary Cancer session on Sunday, June 3rd in location S Hall A2.

“We moved into this year under real momentum, and we are pleased with the advancement of new antibody programs into clinical development, as well as encouraging data from existing programs and the additional increase to our cash resources,” said Irwin Lerner, Chairman of the Board of Directors and Interim President and CEO of Medarex. “With a strong start for 2007, we expect this year to be a busy year for Medarex as the company makes solid strides towards commercialization.”

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Over thirty of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with six of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing, risks associated with the use of hazardous substances as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.  There can be no assurance that such development efforts will succeed or that other developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

###

Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

MEDAREX, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share data)

	Three Months Ended
	March 31,
	(unaudited)
	2007	2006

Contract and license revenues	$6,998	$8,622
Reimbursement of development costs	4,541	4,455
Total revenues	11,539	13,077
Costs and expenses:
Research and development	47,022	45,939
General and administratuve	11,302	9,518
Operating loss	(46,785)	(42,380)
Equity in net loss of affiliate	—	(1,037)
Investment and interest income, net	155,401	2,196
Minority interest—Celldex	1,651	1,607
Non - cash gain on loss of significant influence in Genmab	—	3,202
Income (loss) before provision for income taxes	110,267	(36,412)
Provision for income taxes	2	222
Net income (loss)	$110,265	$(36,634)

Basic net income (loss) per share	$0.88	$(0.33)
Diluted net income (loss) per share	$0.80	$(0.33)

Weighted average number of common
shares outstanding during the
year — basic	124,690	112,213
— diluted	140,144	112,213

Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)	(1)

Cash, cash equivalents and marketable securities—Medarex	$445,628	$475,494
Cash and cash equivalents—Celldex	11,394	14,000
Other current assets	23,152	22,271
Property, buildings and equipment, net	82,079	84,341
Marketable securities—Genmab	290,566	344,382
Investments in, and advances to affiliate and partners	8,239	8,141
Segregated cash—non current	1,477	1,477
Other assets	4,162	4,587
	$866,697	$954,693

Current liabilities	$69,466	$70,436
Other liabilities	94,833	97,804
Convertible notes	142,062	141,581
Minority interest	3,048	4,699
Shareholders’ equity	557,288	640,173
	$866,697	$954,693

(1)

Derived from the December 31, 2006 audited financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in Medarex’s Annual Report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Financial Measures
MEDAREX, INC.
Condensed Statements of Operations
(non-GAAP Basis)

(In thousands, except share data)

	Three Months Ended
	March 31,
	(unaudited)
	2007	2006

Contract and license revenues	$6,854	$8,494
Reimbursement of development costs	4,541	4,455
Total revenues	11,395	12,949
Costs and expenses:
Research and development	41,940	41,391
General and administratuve	8,513	5,827
Operating loss	(39,058)	(34,269)
Equity in net loss of affiliate	—	(1,037)
Investment and interest income, net	3,157	1,951

Loss before provision for income taxes	(35,901)	(33,355)
Provision for income taxes	2	222
Net loss	$(35,903)	$(33,577)

Basic and diluted net loss per share	$(0.29)	$(0.30)

Weighted average number of common
shares outstanding during the
year, basic and diluted	124,690	112,213

MEDAREX, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss (1)
(In thousands, except per share data)
(unaudited)

	March 31,	March 31,
	2007	2006

GAAP net income (loss)	$110,265	$(36,634)
Celldex net loss (2)	4,128	4,018
Minority interest—Celldex (2)	(1,651)	(1,607)
Stock-based compensation expense (3)	3,498	3,848
Non-cash gain on loss of significant influence in Genmab (4)	—	(3,202)
Gain on sale of Genmab stock (5)	(152,143)	—
Non-GAAP Net loss	$(35,903)	$(33,577)

GAAP Net income (loss) per share,
basic	$0.88	$(0.33)
diluted	$0.80	$(0.33)

Non-GAAP Net loss
per share, basic and diluted	$(0.29)	$(0.30)

Shares used in computing basic and diluted
Non-GAAP net loss per share	124,690	112,213

(1)

Non-GAAP amounts are intended to illustrate Medarex’s results of operations for the three months ended March 31, 2007 and 2006, excluding the items discussed below. Management of Medarex believes that the non-GAAP results provide insight into Medarex’s performance by focusing on results generated by its ongoing operations.

(2)	In management’s view, the operations of Celldex are not necessarily indicative of, or directly attributable to, Medarex’s continuing operations.
(3)

For the three months ended March 31, 2007, Medarex incurred $3.5 million in stock compensation expense, of which $2.3 million is included in research and development expenses, and $1.2 million is included in general and administrative expenses. Stock compensation expense includes costs associated with stock awards, including stock options which were recorded in accordance with the provisions of FAS 123(R). FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method. Medarex adopted FAS 123(R) on a modified prospective basis beginning on January 1, 2006.

(4)

In connection with a reduction in Medarex’s ownership percentage in Genmab below 20%, accumulated other comprehensive income associated with the investment was first offset against the remaining carrying value of the investment ($2.2 million), reducing the balance to zero, with the remaining balance ($3.2 million) recorded as a non-cash gain in accordance with FASB Staff Position APB 18-1, Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for in Accordance with ABP Opinion No. 18 upon a Loss of Significant Influence.

(5)	On February 17, 2007, Medarex completed the sale of 2,578,500 shares of Genmab through a block trade. Medarex received net proceeds of approximately $152.1 million from this sale.